Exhibit 99.1

Bed Bath & Beyond Inc. Receives Notice from NASDAQ Regarding Delayed Quarterly Report

UNION, New Jersey, January 19, 2023 - Bed Bath & Beyond Inc. (Nasdaq: BBBY), today announced that it received a notice (the “Notice”) on January 12, 2023 from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended November 26, 2022 (the “Quarterly Report”) with the Securities and Exchange Commission (the “SEC”).

The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Select Market. The Notice states that the Company has 60 calendar days from the date of the Notice, or March 13, 2023, to submit a plan to regain compliance with the Listing Rule. If Nasdaq accepts the Company’s plan to regain compliance, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date of the Quarterly Report, or July 10, 2023, to file the Quarterly Report to regain compliance.

The Company continues to work diligently to finalize its Quarterly Report and plans to file its Quarterly Report as promptly as possible to regain compliance with the Listing Rule.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, and facevalues.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “expect,” “will,” “working,” “plan” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s beliefs and expectations relating to the filing of its Quarterly Report and to the Company’s ability to regain compliance with the Nasdaq Listing Rule. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a material delay in the Company’s financial reporting, including the possibility that the Company will not be able to file its Quarterly Report within the next several days, the Company’s independent auditor’s ability to finalize its review of the unaudited consolidated financial statements of the Company and the Quarterly Report in a timely manner, the Company’s ability to respond in a timely and satisfactory manner to the inquiries by Nasdaq, the Company’s ability to regain compliance with the Nasdaq Listing Rule, the Company’s ability to become current with its reports with the SEC and other factors described more fully in the Company’s periodic filings with the SEC. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.